EXECUTION COPY

RESTATED STOCK OPTION AGREEMENT DATED FEBRUARY 15, 2008

Federal-Mogul Corporation, a Delaware corporation (the "Company"), grants to José Maria Alapont (the "Optionee") on February 15, 2008 a non-qualified option (the "Option") to purchase from the Company the number of shares of its Common Stock ("Stock") described below, at the exercise price per share described below and upon and subject to the terms and conditions set forth below.  The date on which the Option is granted is referred to herein as the “Grant Date”.  In connection with the extension of Optionee’s employment to March 23, 2013, pursuant to a Second Amended and Restated Employment Agreement dated as of March 23, 2010 (“SAREA”), Executive and the Company have agreed that the Option should be restated as follows:

1.           Intentionally Omitted.

2.           Number of Shares Subject to Option.  Four million (4,000,000) shares of  Common Stock are subject to the Option.

3.           Option Exercise Price.  The per share exercise price of the Option shall be $19.50, which is at least equal to the fair market value of a share of Stock on the Grant Date.

4.           Time and Manner of Exercise of Option.

4.1.        Maximum Term of Option.  In no event may the Option be exercised, in whole or in part, after December 27, 2014 (the "Expiration Date") and may, under certain circumstances described in Section 4.2(c)  hereof, be exercised only through a date earlier than December 27, 2014.

4.2.        Exercise of Option.  (a)  Effective March 23 , 2010, 100% of the Option shall have vested assuming that Optionee is employed by Company on that date.

(b)  Intentionally Omitted

(c)  For the avoidance of doubt, the Company and the Optionee each acknowledges and agrees that, anything else to the contrary contained in this Agreement, the SAREA or any other agreement to which Optionee and the Company are parties, if, on any date prior to December 27, 2014, the Optionee is no longer employed by the Company for any reason whatsoever (the date on which such event occurs being the “Optionee’s Nonemployment Date”), including but not limited to being terminated by the Company for cause or without cause, the Optionee’s leaving the employ of the Company for good reason or not for good reason, as a result of his death or disability or as a result of his retirement at any time or because the SAREA expires without being renewed either on March 23, 2013 or before or after March 23, 2013, then the Option shall be exercisable by the Optionee or the Optionee's legal representative until and including the earlier to occur of (i) the date which is the ninetieth (90th) day after the Optionee's Nonemployment Date and (ii) December 27, 2014.

4.3.           Method of Exercise.  Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (i) in cash, (ii) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock (for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iv) to the extent permitted by applicable law, in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise, or (v) a combination of (i), (ii) and (iii).  Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee.  No certificate representing a share of Stock shall be delivered until the full purchase price therefor has been paid.

4.4.           Termination of Option.  (a)  In no event may the Option be exercised after it expires as set forth in this Section 4.4.  The Option shall expire (i) on December 27, 2014 or (ii) on or prior to such date as provided in Sections 4.1 and 4.2(c) hereof under the circumstances described in such two Sections, in each case to the extent not exercised pursuant to Section 4.3.

(b)  In the event that rights to purchase all or a portion of the shares of Stock subject to the Option expire or are exercised or forfeited, the Optionee shall, upon the Company's request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be.  Such cancellation shall be effective regardless of whether the Optionee returns this Agreement.  If the Optionee continues to have rights to purchase shares of Stock hereunder, the Company shall, within ten (10) days of the Optionee's delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

5.              Additional Terms and Conditions of Option.

5.1.           Nontransferability of Option.  The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution.  Except to the extent permitted by the foregoing sentence, during the Optionee's lifetime the Option is exercisable only by the Optionee or the Optionee's legal representative.  Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, such attempted sale, transfer, assignment, pledge, hypothecation, encumbrance or other attempted transaction shall immediately become null and void.

5.2.           Investment Representation; Restriction on Transfer of Stock.  (a) The Optionee hereby represents and covenants that (i) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (ii) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (iii) if requested by the Company, the Optionee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable.  As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute such documents as are necessary to comply with such regulations and requirements.

(b)  The Company shall require that certificates evidencing shares of Stock delivered in connection with the exercise of the Option bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with Section 5.2(a) hereof.

(c)  Notwithstanding the foregoing, the Company agrees to register under the Securities Act the shares of Stock subject to the Option as promptly as practicable following the date hereof, but not later than thirty (30) days following the date of the Company’s 2010 annual meeting of stockholders, by filing a Form S-8 registration statement in respect such shares of Stock.

5.3.           Withholding Taxes.  (a)  As a condition precedent to the delivery of Stock upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company, in addition to the purchase price of the Stock, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such exercise of the Option.  If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

(b)  The Optionee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means:  (i) a cash payment to the Company pursuant to Section 5.3(a), (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock (for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Option (the "Tax Date"), equal to the Required Tax Payments, (iii) directing the Company to withhold whole shares of Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate fair market value, determined as of the Tax Date, equal to the Required Tax Payments, (iv) to the extent permitted by applicable law, a cash payment by a broker-dealer reasonably acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii).  Shares of Stock to be delivered or withheld may not have a fair market value in excess of the amount of the Required Tax Payments determined by applying the minimum statutory withholding rate.  Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee.  No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

5.4.           Adjustment.  In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Company without an increase in the aggregate purchase price.  If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (x) the fair market value on the exercise date over (y) the exercise price of the Option.

5.5.           Compliance with Applicable Law.  The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

5.6.           Delivery of Certificates.  Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor.  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 5.3.

5.7.           Option Confers No Rights as Stockholder.  The Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a stockholder of record with respect to such delivered shares; and the Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and delivered.

5.8.           Option Confers No Rights to Continued Employment.  In no event shall the granting of the Option or its acceptance by the Optionee give or be deemed to give the Optionee any right to continued employment by the Company or any affiliate of the Company.

5.9.           Company to Reserve Shares.  The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

6.              Cash Out of Option. The Company, acting through the Compensation Committee of the Board of Directors, shall have the right in connection with any exercise of the Option by the Optionee (which exercise shall be evidenced by a written notice delivered by the Optionee to the Company specifying the amount and manner of exercise in accordance with Section 4.3 hereof), to cash out all or part of the portion of the shares of Stock for which the Stock Option is being exercised by paying the Optionee an amount in cash equal to the excess of the fair market value of the Stock, determined as of the date of exercise of the Option, over the option exercise price times the number of shares of Stock for which the Option is being exercised on such exercise date (the “Cash Out Right”).  In the event that the Compensation Committee of the Board of Directors does not exercise in whole the Cash Out Right within one business day of receipt of such notice of exercise of the Option, then the Option (or portion thereof) shall have been exercised in the amount and manner specified in such notice.

7.              Miscellaneous Provisions.

7.1.           Designation as Nonqualified Stock Option.  The Option is hereby designated as not constituting an "incentive stock option" within meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code").  This Agreement shall be interpreted and treated in a manner consistent with such designation.

7.2.           Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

7.3.           Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Federal-Mogul Corporation, 26555 Northwestern Highway, Southfield, Michigan 48033, Attention:  General Counsel; and if to the Optionee, to José Maria Alapont, 1772 Heron Ridge Drive, Bloomfield Hills, MI 48302.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.4.           Amendment.  The provisions of this Agreement may be amended only by the written agreement of the Company executed by the Chairman of the Compensation Committee of the Board of Directors and the Optionee following the review and approval of any such amendment by the Compensation Committee of the Board of Directors or its designee.

7.5.           Governing Law.  This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Michigan and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.6.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

FEDERAL-MOGUL CORPORATION

By:	/s/ Vincent J. Intrieri
Name: Vincent J. Intrieri
Title: Chairman of the Compensation Committee

Accepted this 23rd day of March, 2010.

José Maria Alapont